Exhibit 99.1

True Drinks Provides Management Update

IRVINE, CA – (September 26, 2017) - True Drinks Holdings, Inc. (OTC PINK: TRUU), makers of AquaBall® Naturally Flavored Water, the healthiest children's beverage on the market and Bazi® All Natural Energy drink, today provided an update for the year ending December 31, 2017.

Over the past 15 months, True Drinks has made significant improvements to its products, its management team, and its operating systems. Included among these changes are the switch in contract manufacturers to Niagara Bottling which lowered our packing costs, the change to a hot-fill production line which allowed us to remove preservatives from our product, the addition of a new sales team with years of experience at Kraft Foods, and the recruitment of a new CEO with demonstrated success heading food and foodservice companies. As a result, revenue has increased over 250% in the first half of 2017 compared to the comparable period last year.

Sales thus far in Q3 have been considerably weaker than expected. From conversations with retailers and distributors, it appears that revenue attributable to the children’s beverage category was weaker than expected during the summer months. Nielsen data confirms this weakness. As a result, although AquaBall® velocity had risen throughout the year through July, Nielsen did report a slight decline in our velocity in August. We believe that the lower velocity is due to category weakness, as reported by our distributors and retailers. The result is that our distribution partners and retailers have more inventory than expected and have limited reorders of AquaBall® until their inventories are reduced. Due to uncertainty with regard to when these issues will resolve, we are withdrawing our previous guidance for the full year 2017.

AquaBall® continues to be the most disruptive product in the children’s beverage category as the first zero sugar beverage for children, and management does not believe that the recent softness will continue once our distribution partners sell through current inventory. In addition, we remain optimistic that our recently launched brand awareness campaign in the New England test market, which includes a product sampling effort, wrapping trucks in AquaBall® graphics, and limited geo-targeted advertising, will yield significant data allowing management to direct our marketing efforts in our largest markets to better differentiate AquaBall® from its competitors. And while we have experienced delays with one of the largest food service providers that we are working with to place AquaBall® in schools, we are equally optimistic that this effort will soon yield results that will propel revenue going forward.

Sales of Bazi®, on the other hand, have risen. This is primarily attributed to a new partnership we entered into with Mohawk Group that has opened up a new sales channel on Amazon. Thus far, our sales on Amazon have more than doubled our previous monthly sales of Bazi®. Management is also analyzing data as to how we can leverage Mohawk Group’s efforts for AquaBall® sales on Amazon.

An aggressive initiative of True Drinks is product innovation and development. We are currently working on a plan to introduce line extensions next year. We believe that we possess the unique ability to be nimble and responsive to what consumers are searching for in “better-for-you” beverage offerings. Our assumptions were supported by a recent focus group study we conducted. AquaBall remains a “lighthouse” brand that mothers are looking for. Excessive sugar consumption remains the most pressing concern of mothers.

Increasing shareholder value remains a top priority of our Board and management, and we are disappointed to share this news. However, our management team is determined to capitalize on the opportunities presented by our brand, the accomplishments of the past year, and the opportunities ahead of us as we close out 2017. Over the next several months, we intend to continue to provide updates for our shareholders, which can be accessed through our website located at www.truedrinks.com, or by reviewing our filings located at www.sec.gov.

About True Drinks
True Drinks Holdings, Inc., the holding company for True Drinks, Inc., is a healthy beverage provider. Its flagship product is AquaBall® Naturally Flavored Water a healthy alternative to the other products in the children’s beverage market. True Drinks has licensing agreements with Disney and Marvel for use of their characters on bottles of AquaBall. AquaBall is a naturally flavored, vitamin-enhanced, zero-calorie, preservative-free, dye-free, sugar-free alternative to juice and soda. AquaBall is currently available in four flavors: fruit punch, grape, strawberry lemonade and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
4 Executive Circle, Ste. 280
Irvine, CA 92614
ir@truedrinks.com
949-203-3500